UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2013

DUBLI, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-49801	13-4067623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5200 Town Center Circle, Suite 601

Boca Raton, FL 33486
(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (561) 417-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Director

On March 24, 2013, Niels Burtenshaw Thuesen informed the Board of Directors (the “Board”) of DubLi, Inc. (the “Company”) that he was resigning from his position as a member of the Board, including his position as Chairman of the Board, effective immediately. Mr. Thuesen indicated that he had decided to resign from the Board due to other obligations. The Company’s management is unaware of any disagreements between Mr. Thuesen and the Company’s management relating to the Company’s operations, policies or practices.

New Member of the Board of Directors; New Chairman of the Board and Chairman of the Board Committees

On March 27, 2013, the Company appointed David W. Sasnett to the Board and appointed Blas Garcia Moros, a member of the Board since April 2011, Chairman of the Board, to fill the vacancies resulting from Mr. Thuesen’s resignation. The Company also appointed Mr. Sasnett as the Chairman of the Audit and Finance Committee of the Board, Mr. Moros as the Chairman of the Compensation Committee of the Board, and Lester Rosenkrantz, a member of the Board since April 2011, as the Chairman of the Nominating and Corporate Governance Committee of the Board.

David W. Sasnett, age 56, has served as a director of Consolidated Water Co. Ltd. since December 2004 and since June 2006 has served as Consolidated Water Co. Ltd.’s Executive Vice President and Chief Financial Officer. In 2005 and 2006, Mr. Sasnett was the Chief Financial Officer of VoIP, Inc., a publicly-traded provider of communication services utilizing voice over internet protocol technology. During 2004, he was the Vice President of Finance and Controller for MasTec, Inc., a specialty contractor and infrastructure provider traded on the New York Stock Exchange. Mr. Sasnett was the Chief Financial Officer of Catalina Lighting, Inc., a publicly-traded manufacturer and distributor of residential lighting and other consumer products from 1996 to 2002. Mr. Sasnett’s experience also encompasses more than 12 years with the auditing and consulting firm of Deloitte & Touché, LLP.

Upon Mr. Sasnett’s appointment to the Board, he received a non-qualified option to purchase one million five hundred thousand shares of common stock, par value $0.001 per share, at $0.22 per share, which option vests ratably each quarter over one year. In addition, he will receive a monthly cash payment of $5,000 for being a member of the Board.

Blas Garcia Moros, age 51, has served as a member of the Board of Directors since April 8, 2011. Mr. Moros spent 15 years at Microsoft Corporation, from May 1985 until February 2000, where he was one of the founders of Microsoft Latin America. Mr. Moros held numerous positions during his tenure at Microsoft, including positions in Latin America and Asia, as well as the company’s headquarters in Redmond, Washington. His last position at Microsoft, from September 1997 to February 2000, was based in Singapore as the Regional Director South Asia and President, Microsoft Regional Sales Corporation (Asia), where he was responsible for the management and leadership of the region which encompassed all countries with southern Asia, including India, Indonesia, Thailand, Philippines, Vietnam, Malaysia and Singapore. For the last five years, Mr. Moros has been a private investor in a variety of businesses, and is currently an advisor to and a member of various advisory boards of several private companies, primarily in the technology sector. Mr. Moros speaks four languages and holds the equivalent of a Bachelor’s degree in Business Administration from the University of Innsbruck, Austria.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DubLi, Inc.

Date: March 28, 2013	By:	/s/ Michael Hansen
Michael Hansen
President and Chief Executive Officer

3